                          AAMES FINANCIAL CORPORATION

                                ----------------


                             INFORMATION STATEMENT
                                 APRIL 28, 2000


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                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY


                            ------------------------

                                  INTRODUCTION

    This Information Statement is furnished in connection with the prior action taken by the holders of a majority of shares of Series B Convertible Preferred Stock, par value $0.001 (the "SERIES B PREFERRED STOCK") and the Series C Convertible Preferred Stock, par value $0.001 (the "SERIES C PREFERRED STOCK" and, together with the Series B Preferred Stock, the "PREFERRED STOCK"), together as a single class, entitled to vote on certain corporate matters relating to Aames Financial Corporation, a Delaware corporation (the "COMPANY"). This information statement is furnished in compliance with Section 14(c) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").


    On March 3, 2000, the Company's stockholders approved a one-for-five reverse split of the outstanding shares of the Company's Common Stock and a one-for-five reverse split of the outstanding shares of the Company's Series C Preferred Stock (collectively, the "REVERSE STOCK SPLIT"). The Reverse Stock Split became effective on April 14, 2000. All numerical references in this Information Statement to any number of shares of Common Stock, par value $0.001 per share (the "COMMON STOCK") or to the Series C Preferred Stock have been adjusted to reflect the Reverse Stock Split even if such numerical references relate to events that occurred on, or are as of, dates which preceded April 14, 2000.



    As of March 20, 2000, there were 29,704,000 authorized shares of Series B Preferred Stock of which 26,704,000 shares were issued and outstanding and there were 107,122,664 authorized shares of Series C Preferred Stock of which 20,166,600 shares were issued and outstanding.



    The Company has approximately 87.0 million shares of Series C Preferred Stock which have been authorized, but have not yet been issued. The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") requires the Company to obtain the consent of the holders of the Series C Preferred Stock and Series B Preferred Stock, together as a single class to issue those authorized but unissued shares of Series C Preferred Stock, or securities convertible into those shares of Series C Preferred Stock. The Company has entered into, or will enter into, agreements which commit the Company to issue shares of Series C Preferred Stock, contingent upon the effectiveness of consent of the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock, together as a single class. The Board of Directors has proposed that the holders of the Series B Preferred Stock and the Series C Preferred Stock, together as a single class, consent to the future issuance of up to 1 million shares of Series C Convertible Preferred Stock which will enable the Company to issue the shares the Company has already committed to issue and to issue additional shares in the future without incurring the cost and delay associated with obtaining stockholder consent for each particular issuance of Series C Preferred Stock (the "Proposal"). A more detailed description of the Proposal is included in this Information Statement beginning on Page 7.



    On March 20, 2000, the holders of 26,704,000 shares (which represents 5,340,800 votes) of Series B Preferred Stock and 18,827,346 shares of Series C Preferred Stock (the "VOTING STOCKHOLDERS"), or approximately 94.74% of the voting power of the total outstanding shares of the Preferred Stock, together as a single class, consented in writing to the Proposal and such vote was therefore sufficient for approval of the Proposal.

    The Board of Directors of the Company (the "BOARD OF DIRECTORS") is not soliciting any proxies or consents from any other stockholders in connection with the Proposal. This Information Statement is being mailed on or about April 28, 2000 to all holders of record as of April 14, 2000 of the Company's Series C Preferred Stock who did not consent to the Proposal.



    The principal executive offices of the Company are located at 350 S. Grand Avenue, 52(nd) Floor, Los Angeles, California 90071 and its telephone number is
(323) 210-5000.

                        DISSENTERS' RIGHTS OF APPRAISAL


    No action was taken in connection with the Proposal by the Board of Directors or the Voting Stockholders for which the DGCL, the Certificate of Incorporation or the Bylaws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder's shares.


         INTEREST OF OFFICERS AND DIRECTORS IN MATTERS TO BE ACTED UPON


    The Company entered into a Management Investment Agreement, effective October 25, 1999, with A. Jay Meyerson, the Company's Chief Executive Officer pursuant to which Mr. Meyerson agreed to purchase on a mutually agreed upon date, 100,000 shares of Series C Preferred Stock for $5.00 per share (the "MEYERSON SHARES"), of which 50% will be financed by the Company pursuant to a secured note.



    On October 22, 1999 David Sklar, the Company's former Executive Vice President--Finance and Chief Financial Officer entered into a Retention Agreement with the Company (the "RETENTION AGREEMENT") pursuant to which Mr. Sklar agreed to purchase shares of Series C Preferred Stock worth a minimum of $100,000 (the "SKLAR SHARES") on a mutually agreed upon date. Mr. Sklar resigned on February 29, 2000 and the Company is currently in discussions with Mr. Sklar regarding the terms and conditions of his departure.



    The Company could not issue the Meyerson Shares or the Sklar Shares without the consent of a majority of the outstanding shares of the Preferred Stock, together as a single class. No other officers or directors of the Company have any substantial interest in the Proposal, except insofar as such officers or directors may be stockholders, or holders of derivative securities, of the Company, in which case the implementation of the Proposal will affect them in the same manner as it affects all other stockholders, or holders of derivative securities, of the Company. However, as a result of the Proposal the Board of Directors will have the discretion to issue shares of, or securities convertible into shares of, Series C Preferred Stock including to officers and/or directors of the Company.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth, as of March 20, 2000, certain information relating to the ownership of the Common Stock which includes shares of Common Stock issuable upon the exercise of stock options and warrants and conversion of Preferred Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Directors and certain of its executive officers and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has sole voting and investment power with respect to the shares beneficially owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. On March 20, 2000 there were 6,212,764 shares of Common Stock issued and outstanding.



NUMBER OF                                                                                 PERCENT
TITLE OF CLASS                         NAME AND ADDRESS                    SHARES         OF CLASS
--------------         ------------------------------------------------  -----------      --------
Common Stock           Specialty Finance Partners .....................   24,418,146(1)     79.72%
                         54 Thompson Street
                         New York, New York 10012

Common Stock           David H. Elliott(2).............................        1,000            *

Common Stock           Steven M. Gluckstern(3) (4).....................       36,830(5)         *

Common Stock           Neil B. Kornswiet(6)............................      481,572(7)      7.61%

Common Stock           A. Jay Meyerson(2)..............................       22,500(8)         *

Common Stock           Adam M. Mizel(3)................................       18,415(5)         *

Common Stock           Eric C. Rahe(3).................................        3,735(5)         *

Common Stock           Mani A. Sadeghi(3)..............................          625(5)         *

Common Stock           David A. Spuria(3)..............................        2,490(5)         *

Common Stock           Georges C. St. Laurent, Jr.(2)..................      321,320(9)      4.93%

Common Stock           Cary H. Thompson(2).............................      384,184(10)     5.83%

Common Stock           Joe Tomei(2)....................................          125(5)         *

Common Stock           All executive officers and directors as a group       791,099(11)    11.32%
                         (10 persons)..................................

Series B               Specialty Finance Partners .....................   26,704,000(14)   100.00%
  Preferred              54 Thompson Street
  Stock(12)(13)          New York, New York 10012

Series C               Specialty Finance Partners .....................   18,827,346(15)    93.06%
  Preferred Stock(12)    54 Thompson Street
                         New York, New York 10012

Series C               Georges C. St. Laurent, Jr.(2)..................      310,000(16)     1.53%
  Preferred Stock(12)

NUMBER OF                                                                                 PERCENT
TITLE OF CLASS                         NAME AND ADDRESS                    SHARES         OF CLASS
--------------         ------------------------------------------------  -----------      --------
Series C               Cary H. Thompson(2).............................       50,000(17)        *
  Preferred Stock(12)

Series C               All executive officers, directors and nominees
  Preferred Stock(12)    as a group (10 persons)(18)...................      360,000(19)     1.78%


------------------------

   * Less than one percent.


 (1) Includes shares of Common Stock issuable upon conversion of 26,704,000 shares of Series B Preferred Stock and 18,827,346 shares of Series C Preferred Stock. In addition, Specialty Finance Partners, as a result of the receipt of warrants to purchase 250,000 shares of Common Stock of the Company by Capital Z Management, Inc., may be deemed to be the beneficial owner of 250,000 shares of Common Stock of the Company. Specialty Finance Partners is a Bermuda general partnership, 99.6% of which is owned by Capital Z and 0.4% of which is owned by Equifin Capital.


 (2) The address of each individual is in care of the Company at 350 S. Grand Avenue, 52nd Floor, Los Angeles, California 90071.

 (3) The address of each individual is in care of Capital Z Partners, 54 Thompson Street, New York, New York 10012.

 (4) Mr. Gluckstern is a member of the Investment Committees of Capital Z Partners, Ltd. and Capital Z Management, Inc. and, in such capacities has the authority to approve the disposition of investments of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. which are both general partners of Specialty Finance Partners.

 (5) Represents shares of Common Stock underlying warrants which are currently exercisable. Each of Messrs. Gluckstern, Mizel, Rahe, Sadeghi, and Spuria has disclaimed beneficial ownership of the Series B and Series C Preferred Stock held by Capital Z or Specialty Finance.

 (6) Mr. Kornswiet's address is care of Belin Rawlings & Badal, 11601 Wilshire Boluvard, Suite 2200, Los Angeles, California 90025-1758, ATTN: Douglas Rawlings.


 (7) Includes 119,000 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of March 20, 2000. Mr. Kornswiet's employment with the Company ended during the first quarter of fiscal 2000. The Company is in discussions with Mr. Kornswiet regarding terms and conditions of his departure which may affect the number of exercisable options and the expiration date of such options.



 (8) Represents shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of March 20, 2000. If the Fair Market Value of the Common Stock (as defined in the Company's 1999 Stock Option Plan) reaches certain price targets, an additional 67,500 options could vest within the next 60 days. Mr. Meyerson was appointed as the Company's Chief Executive Officer on October 25, 1999 and as a member of the Board of Directors on November 1, 1999.



 (9) Includes 1,320 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of March 20, 2000, and includes 310,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock.



 (10) Includes 329,804 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of March 20, 2000 and includes 50,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock. If the Fair Market Value of the Common Stock (as defined in the Company's 1999 Stock Option Plan) reaches certain price targets, an additional 17,416 options could vest within the next 60 days.

 (11) Includes 775,719 shares of Common Stock underlying options or warrants which are currently exercisable or which will become exercisable within 60 days of March 20, 2000 and includes 360,000 shares of Common Stock issuable upon conversion of Series C Preferred Stock.



 (12) As the shares of Series B Preferred Stock and Series C Preferred Stock were, on March 20, 2000, convertible into shares of Common Stock, they are included in the Common Stock shares and percent of class numbers above.



 (13) Specialty Finance Partners holds 100% of the issued and outstanding Series B Preferred Stock. None of the Directors, nominees and Named Executive Officers beneficially hold any shares of Series B Preferred Stock.



 (14) Convertible into 5,340,800 shares of Common Stock.



 (15) Convertible into 18,827,346 shares of Common Stock.



 (16) Convertible into 310,000 shares of Common Stock.



 (17) Convertible into 50,000 shares of Common Stock.



 (18) Other than in the case of Messrs. St. Laurent and Thompson, none of the Directors or executive officers beneficially hold any shares of Series C Preferred Stock.



 (19) Convertible into 360,000 shares of Common Stock.



                             EXECUTIVE COMPENSATION



    Information with respect to the executive compensation of the Company is incorporated herein by this reference to the Company's definitive Proxy Statement for the Company's 1999 Annual Meeting of Stockholders which was filed with the Securities and Exchange Commission (the "SEC") on February 4, 2000 and mailed to all of the holders of the Common Stock, Series B Preferred Stock and Series C Preferred Stock.



                        FINANCIAL AND OTHER INFORMATION



    The Company's financial statements are incorporated herein by this reference to the Company's Annual Report of Form 10-K for the fiscal year ending June 30, 1999 (filed with the SEC on September 3, 1999, the Company's Form 10-K/A filed with the SEC on August 6, 1999 and the Company's Quarterly Report of Form 10-Q for the quarter ending September 30, 1999 (filed with the SEC on November 15, 1999) and the quarter ending December 31, 2000 (filed with the SEC on February 14, 2000).

      THE PROPOSAL TO ISSUE SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK

GENERAL


    The Company has approximately 88.2 million shares of Series C Preferred Stock which have been authorized, but have not yet been issued. The Company's Certificate of Incorporation requires the Company to obtain the consent of the holders of the Series C Preferred Stock and Series B Preferred Stock, together as a single class to issue those authorized but unissued shares of Series C Preferred Stock, or securities convertible into shares of Series C Preferred Stock. The Company has entered into, or will enter into, agreements which commit the Company to issue shares of Series C Preferred Stock, contingent upon the consent of the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock, together as a single class. The Board of Directors has proposed that the holders of the Series B Preferred Stock and the Series C Preferred Stock, together as a single class, consent to the future issuance of up to 1 million shares of Series C Convertible Preferred Stock, to enable the Company to issue the shares the Company has already committed to issue, and to issue additional shares in the future without incurring the cost and delay associated with obtaining stockholder consent for each particular issuance of Series C Preferred Stock.


EFFECT OF APPROVAL OF THE PROPOSAL


    The Company intends to issue shares of, or securities convertible into shares of, Series C Preferred Stock to certain management investors, lenders, consultants or other third parties that the Company does business with from time to time. As of the date 20 days after the date this Information Statement is mailed to stockholders (the "NOTICE EFFECTIVE DATE"), the Board of Directors will have the authority to issue up to 1 million shares of, or securities convertible into shares of, Series C Preferred Stock in accordance with the Company's Certificate of Incorporation, the Company's Bylaws and the General Corporation Law of the State of Delaware.



    The Board of Directors has, from time to time, made the determination that it would be in the best interests of the Company to issue some of the authorized but unissued shares of Series C Preferred Stock. The Board of Directors made a determination to issue shares of the Series C Preferred Stock, for appropriate consideration, to the following parties in the following amounts:



                                                            NUMBER       PRICE
PURCHASER                                                  OF SHARES   PER SHARE
---------                                                  ---------   ---------
A. Jay Meyerson..........................................   100,000      $5.00
David A. Sklar...........................................    20,000      $5.00
OWC Capital SPV II, LP...................................   168,400      $5.00



    The price per share for each of the commitments to issue shares of Series C Preferred Stock listed above is the same price per share as all of the previously issued shares of Series C Preferred Stock. The Board of Directors reserves the right to accept different legally valid consideration for any future issuances of shares of Series C Preferred Stock pursuant this Proposal.



    Current holders of the Company's Series C Preferred Stock would be affected by the proposal in that the total number of shares of Series C Preferred Stock outstanding will increase by up to 1 million shares.



TERMS OF THE SERIES C CONVERTIBLE PREFERRED STOCK.



    The following is a summary of the material terms of the Series C Preferred
Stock:



    - RANK. For dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, the Series C Preferred Stock and the Series B Preferred Stock rank senior to each other class or series of preferred stock and prior to the Common Stock and all subsequently issued classes and series of capital stock. The Series C Preferred Stock ranks in parity with the Series B Preferred Stock.

    - LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Stock will receive $5.00 per share plus all accrued but unpaid dividends.



    - DIVIDENDS. The holders of Series C Preferred Stock will receive cash dividends at an annual rate of 6.5%, payable quarterly in cash. The Company has the option to accrue and not pay dividends for the first two years after issuance of the shares.



    - RESTRICTIONS ON DIVIDENDS. So long as any shares of Series C Preferred Stock and Series B Preferred Stock are outstanding, the Company may not pay any dividends on or repurchase, redeem or retire any junior securities.



    - VOTING RIGHTS. Each share of Series C Convertible Preferred Stock will be entitled to one vote. The holders of the Series C Preferred Stock are entitled to vote with the holders of the Common Stock and the holders of the Series B Preferred Stock, as a single class, on all matters presented to the holders of the Common Stock except that the holders of the Series C Convertible Stock may not vote for the election of directors.



    - RESTRICTIONS. Without the consent of the holders of the Series C Preferred Stock and the Series B Preferred Stock, voting as a single class, the Company may not take any of the following actions:



       - authorize, create or issue, or increase the authorized amount of any senior securities, parity securities or any security convertible into a class or series of capital stock prior to the mandatory redemption date of the Series B Preferred Stock;



       - reorganize or reclassify outstanding shares of common stock, enter into any consolidation or merger, or sell or convey all or substantially all of its property;



       - amend, alter or repeal any provisions of its Certificate of Incorporation or Bylaws to the extent that such action would have a material adverse effect on the rights of the Series C Preferred Stock or Series B Preferred Stock;



    - REDEMPTION. On February 10, 2009, the Company may redeem all outstanding shares of Series C Preferred Stock by paying the stated value per share ($5.00 per share) plus all accrued but unpaid dividends in cash out of funds legally available for such purpose.



    - CONVERSION. Each share of Series C Convertible Preferred Stock will be convertible into one share of common stock.



VOTE REQUIRED TO APPROVE THE PROPOSAL


    The affirmative vote of the holders of a majority of the votes entitled to be cast by holders of all outstanding shares of the Preferred Stock, voting together as a single class.

                     STOCKHOLDER PROPOSALS AND SUBMISSIONS

    No security holder entitled to consent has submitted to the Company a proposal which is accompanied by notice of such security holders' intention to present the proposal for action at a future meeting of the stockholders of the Company.

                                          AAMES FINANCIAL CORPORATION

                                          [SIGNATURE]
                                          John F. Madden, Jr.
                                          SECRETARY


April 28, 2000